August 27, 2009


                                            Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Gentlemen:

We have read the Form 8-K dated August 27, 2009, of Biosynergy,
Inc. and are in agreement with the statements contained in Item
4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Blackman Kallick, LLP

Blackman Kallic, LLP

Chicago, Illinois